 Exhibit 99.3

FOR IMMEDIATE RELEASE

February 7, 2013

Contact

Name:       Ron W. Hanna

Title:         President and CEO

Phone:     405-753-1900

E-Mail:     rhanna@wewalkyouhome.com

PSM Holdings Inc. Closes $5.7MM Private Placement.

Oklahoma City, Oklahoma, February 4, 2013, PSM Holdings, Inc., (OTCBB: PSMH) is pleased to announce it has issued 3,700 units of Series A Convertible Preferred Stock and 2,000 units of Series B Convertible Preferred Stock for gross proceeds of $5,700,000. LB Merchant invested $3,700,000 in the Series A Convertible Preferred Stock. A single institutional investor invested an additional $2,000,000 in the Series B Convertible Preferred Stock. Both the Series A and Series B have a face value of $1,000 per share and are convertible into the Company’s common stock at a fixed conversion price of $0.40 per common share, subject to certain anti-dilution provisions. Both the Series A and Series B earn a 6% cash dividend, paid quarterly. In addition, both the Series A and Series B have certain liquidation preferences and customary protective provisions. The current board will be reduced from seven to five, with LB Merchant appointing two of the five board seats.

“This funding is a significant milestone for the company and will allow us to pursue our growth plans with confidence,”, said Jeff Smith, Chairman of PSM Holdings, Inc. Ron Hanna, President and Chief Executive Officer added, “I am certain we have found a great partner in LB Merchant. They understand our business and will play a key role in accelerating our growth and profitability.”

Littlebanc Advisors, LLC acted as exclusive placement agent for both the A and the B shares.

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in many states across the United States, and oversees the operations of more than 20 branches.  For more information, visit http://www.psmholdings.com.

About Littlebanc Advisors, LLC

Littlebanc Advisors, a merchant and investment banking firm, specializes in funding high-quality small to mid-market growth companies. Littlebanc takes an active approach in its portfolio companies and assists them in reaching their potential. For more information, visit www.littlebanc.com. and www.lbmerchant.com

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements." within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2012. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:

Ron W. Hanna, President and CEO

405-753-1900

rhanna@wewalkyouhome.com